Exhibit 99.2
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following restated unaudited pro forma combined financial statements (“pro forma financial statements”) have been prepared based on the historical consolidated financial statements of Evolent Health, Inc. (“Evolent”, “we”, “the Company”) to give effect to the following transaction (the “Transaction”):
On November 17, 2022, Evolent and Evolent Health LLC (“EVH LLC” and, together with Evolent, the “Evolent Entities”), entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Magellan Health, Inc. (“Magellan Parent”) and Magellan Healthcare, Inc. (“Magellan” and together with Magellan Parent (and all applicable subsidiaries), the “Magellan Entities”), pursuant to which, subject to the satisfaction or waiver of certain conditions, EVH LLC agreed to (i) acquire all of the outstanding shares of capital stock of National Imaging Associates, Inc., a wholly-owned subsidiary of Magellan, and (ii) acquire certain assets held by Magellan Parent and/or certain of its subsidiaries that are used in the Magellan Specialty Health Division (collectively, “Magellan Specialty Health”).
Pursuant to the terms of and as set forth in the Purchase Agreement, the Evolent Entities paid $387.8 million of cash consideration (inclusive of certain post-closing adjustments) and issued 8,474,576 shares of Evolent’s Class A common stock (“Class A Shares”), fair valued at $261.3 million as of January 20, 2023 (the “Transaction Consideration”). The Transaction Consideration is subject to certain post-Closing adjustments and deductions related to, among other things, net working capital, cash and indebtedness of Magellan Specialty Health.
In addition to the Transaction Consideration, Magellan Parent shall be eligible to receive, subject to the satisfaction of certain metrics set forth in the Purchase Agreement, including those related to the achievement of certain operating results during calendar year 2023 (the “Earnout Period”), or upon the occurrence of certain events, additional consideration of up to $150.0 million payable in cash and Class A Shares valued at a price equal to the volume weighted average closing price of such Class A Shares on the New York Stock Exchange for 20 trading days ending on the trading day that is immediately prior to two (2) business days prior to the date such payment is required to be made pursuant to the Purchase Agreement (the “Earnout Consideration”). Subject to the conditions applicable thereto, up to 50% of the Earnout Consideration may be paid in Class A Shares; provided, however, the Evolent Entities may, in their discretion, increase the portion of the Earnout Consideration payable in cash and correspondingly decrease the portion of the Earnout Consideration payable in Class A Shares.
Ares Capital Management LLC and Ares Capital Corporation have provided Evolent with secured debt financing in the form of (i) additional commitments under the Company’s existing asset-based revolving credit facility in an aggregate principal amount equal to $25.0 million, and (ii) additional commitments under the existing initial term loan facility in an aggregate principal amount equal to $240.0 million (clauses (i) and (ii), the “Acquisition Facilities”), and certain amendments to the Company’s existing credit agreement have been made. Additionally, Ares has purchased from Evolent an aggregate $175.0 million initial liquidation preference of a newly issued, perpetual series of Evolent’s convertible Series A Preferred Stock. The purchase price of the convertible Series A Preferred Stock was equal to 96% of its initial liquidation preference. Each holder of convertible Series A Preferred Stock will have the right, at its option, to convert its shares of convertible Series A Preferred Stock into Class A Shares at an initial conversion price per share of $40.00 of current liquidation preference per share, subject to customary anti-dilution adjustments. The proceeds of borrowings under the Acquisition Facilities and from the sale of the Series A Preferred Stock will be used to fund the Transaction Consideration.
Evolent’s Current Report filed on Form 8-K with the Securities and Exchange Commission (the “SEC”) on January 23, 2023 (the “Original Form 8-K”), financial statements of the acquired business and pro forma financial information related to the acquisition as required by Items 9.01(a) and 9.01(b) of Form 8-K were filed with the Original Form 8-K.
The previously filed pro forma financial statements for the nine months ended September 30, 2022 filed in the Original Form 8-K are being amended and refiled in this Amendment No. 2 on Form 8-K/A in order to provide restated pro forma financial information of the Company for the nine months ended September 30, 2022, to replace the pro forma financial information of the Company for the nine months ended September 30, 2022, included as part of Exhibit 99.3 to the Original Form 8-K.
The unaudited pro forma combined statements of operations for the nine months ended September 30, 2022 give effect to the Transaction as if it had been completed on January 1, 2021. The unaudited pro forma combined balance sheet as of September 30, 2022, gives effect as if the Transaction had been completed on September 30, 2022.
The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what Evolent’s financial position or results of operations would have been had the Transaction been consummated on the assumed dates, nor do they purport to project the future operating results or the financial position of the combined company following the transaction. The actual financial position and results of operations of Evolent after consummation of the Transaction may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. In Evolent’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The pro forma financial statements do not include any pro forma adjustments to reflect certain expected financial benefits of the Transaction, such as cost synergies or revenue synergies, or the anticipated costs to achieve those benefits.
The pro forma financial statements should be read in conjunction with the following:
1)    Evolent’s unaudited consolidated financial statements and related notes included in Evolent’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2022
2)    Historical unaudited combined financial statements and related notes of Magellan Specialty Health, as restated, as of and for the nine months ended September 30, 2022 included as Exhibit 99.1 to Evolent’s current report on Form 8-K/A to which these unaudited pro forma combined financial statements are attached.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022
(In thousands)

	Evolent Health, Inc.	Magellan Specialty Health (As Restated)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$156,756	$—	$35,364	(a)	$192,120
Restricted cash and restricted investments	25,057	—	—		25,057
Accounts receivable, net	187,633	45,579	(19,418)	(b)	213,794
Prepaid expenses and other current assets	24,328	486	(348)	(c)	24,466
Total current assets	393,774	46,065	15,598		455,437

Restricted cash and restricted investments	13,005	—	—		13,005
Investments in equity method investees	5,222	—	—		5,222
Property and equipment, net	94,645	6,770	(6,770)	(d)	94,645
Right-of-use assets – operating	50,696	—	—		50,696
Prepaid expenses and other noncurrent assets	3,064	345	(332)	(c)	3,077
Contract cost assets	24,588	—	—		24,588
Intangible assets, net	451,398	293	403,707	(e)	855,398
Goodwill	722,790	113,214	277,671	(f)	1,113,675
Total assets	$1,759,182	$166,687	$689,874		$2,615,743
LIABILITIES
Accounts payable	$61,863	$792	$5,533	(g)	$68,188
Accrued liabilities	132,238	172	—		132,410
Operating lease liability – current	7,053	—	—		7,053
Accrued compensation and employee benefits	37,646	12,738	(12,738)	(c)	37,646
Deferred revenue	7,524	326	—		7,850
Reserve for claims and performance - based arrangements	135,698	—	—		135,698
Total current liabilities	382,022	14,028	(7,205)		388,845

Long-term debt, net of discount	412,444	—	255,187	(h)	667,631
Other long-term liabilities	4,260	343	66,600	(i)	71,203
Tax receivable agreement liability	42,870	—	70,271	(j)	113,141
Operating lease liabilities	57,840	—	—		57,840
Deferred tax liabilities	3,608	753	18,680	(j) (k)	23,041
Total liabilities	903,044	15,124	403,533		1,321,701

Mezzanine Equity - Series A Preferred Stock	—	—	168,000	(l)	168,000

SHAREHOLDERS' EQUITY
Class A common stock	1,012	—	85	(m)	1,097
Additional paid-in-capital	1,472,098	151,563	109,623	(m) (n)	1,733,284
Accumulated other comprehensive loss	(1,044)	—	—		(1,044)
Retained earnings (accumulated deficit)	(594,805)		8,633	(g) (j)	(586,172)
Treasury stock	(21,123)	—	—		(21,123)
Total shareholders' equity	856,138	151,563	118,341		1,126,042
Total liabilities, mezzanine equity and shareholders' equity	$1,759,182	$166,687	$689,874		$2,615,743

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
(In thousands, except for per share amounts)

	Evolent Health, Inc.	Magellan Specialty Health (As Restated)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$969,581	$194,363	$—		$1,163,944

Expenses
Cost of revenue	736,061	99,582	—		835,643
Selling, general and administrative expenses	186,408	41,995	—		228,403
Depreciation and amortization expenses	47,414	3,400	24,535	(d) (o)	75,349
Change in fair value of contingent consideration	(5,822)	—	—		(5,822)
Total operating expenses	964,061	144,977	24,535		1,133,573
Operating income (loss)	5,520	49,386	(24,535)		30,371
Interest income	765	—	—		765
Interest expense	(9,143)	—	(40,548)	(p)	(49,691)
Gain form equity method investees	3,940	—	—		3,940
Change in tax receivable agreement liability	(42,870)	—	42,870	(j)	—
Loss on repayment of debt	(10,192)	—	—		(10,192)
Other expense, net	130	—	—		130
Income (loss) from continuing operations before income taxes	(51,850)	49,386	(22,213)		(24,677)
Provision (benefit) for income taxes	(44,498)	12,902	30,194	(q)	(1,402)
Income (loss) from continuing operations	(7,352)	36,484	(52,407)		(23,275)
Dividends and accretion of Series A Preferred Stock	—	—	(23,918)	(r)	(23,918)
Net income (loss) attributable to common shareholders of Evolent Health, Inc.	$(7,352)	$36,484	$(76,325)		$(47,193)
Loss per common share

Basic and diluted loss per share attributable to common shareholders (t)	$(0.08)				$(0.47)
Weighted-Average common shares outstanding
Basic and diluted (t)	91,643		8,475	(s)	100,118

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended, including pursuant to SEC Final Rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, release number 33-10786 dated May 20, 2020 (“Article 11”), using the acquisition method of accounting under U.S. GAAP. Transaction accounting adjustments have been made to show the effects of the Transaction on the combined historical financial statements of Evolent and Magellan Specialty Health. A reclassification adjustment has been made to the historical presentation of Magellan Specialty to conform to the financial statement presentation of Evolent Health, Inc for the unaudited pro forma condensed combined financial information as noted below. Refer to Note 3 – Reclassification of Magellan Specialty Health’s Combined Statements of Income for further details on the reclassification adjustment.
Note 2. Acquisition of Magellan Specialty Health

On January 20, 2023, Evolent and Evolent Health LLC (“EVH LLC” and, together with Evolent, the “Evolent Entities”), completed its acquisition of National Imaging Associated Inc. (“NIA”), including all of the issued and outstanding shares of capital stock of NIA as well as certain assets held by Magellan Health, Inc. (“Magellan Parent”) and certain of its subsidiaries that were used in the Magellan Specialty Health Division.
Pursuant to the terms of and as set forth in the Purchase Agreement, the Evolent Entities paid $387.8 million as cash consideration (inclusive of certain post-closing adjustments) and issued 8,474,576 shares Evolent’s Class A common stock (“Class A Shares”), fair valued at $261.3 million as of January 20, 2023.
In addition to the Transaction Consideration, Magellan Parent shall be eligible to receive, subject to the satisfaction of certain metrics set forth in the Purchase Agreement, including those related to the achievement of certain operating results during calendar year 2023 (the “Earnout Period”), or upon the occurrence of certain events, additional consideration of up to $150.0 million payable in cash and Class A Shares valued at a price equal to the volume weighted average closing price of such Class A Shares on the New York Stock Exchange for 20 trading days ending on the trading day that is immediately prior to two (2) business days prior to the date such payment is required to be made pursuant to the Purchase Agreement (the “Earnout Consideration”). Subject to the conditions applicable thereto, up to 50% of the Earnout Consideration may be paid in Class A Shares; provided, however, the Evolent Entities may, in their discretion, increase the portion of the Earnout Consideration payable in cash and correspondingly decrease the portion of the Earnout Consideration payable in Class A Shares.
Ares Capital Management LLC and Ares Capital Corporation have committed, subject to certain conditions, to provide Evolent with secured debt financing in the form of Acquisition Facilities, and certain amendments to the Company’s existing credit agreement will be made. Additionally, Evolent entered into a preferred stock financing commitment letter with Ares where Ares has committed, subject to certain conditions to purchase from Evolent an aggregate $175.0 million initial liquidation preference of a newly issued, perpetual series of Evolent’s convertible Series A Preferred Stock. The purchase price of the convertible Series A Preferred Stock will be equal to 96% of its initial liquidation preference. Each holder of convertible Series A Preferred Stock will have the right, at its option, to convert its shares of Series A Preferred Stock into Class A Shares at an initial conversion price per share of $40.00 of current liquidation preference per share, subject to customary anti-dilution adjustments. The proceeds of borrowings and Series A Preferred Stock will be used to fund the Transaction Consideration.
Note 3. Reclassification of Magellan Specialty Health’s Combined Statements of Income

Reclassification adjustments were made to Magellan Specialty Health's combined balance sheet as of September 31, 2022 and combined statement of income for the nine months ended September 30, 2022, to conform the classification and presentation of the Company’s consolidated balance sheets and consolidated statement of operations. Such adjustments include (i) a reclassification adjustment of $42.0 million of direct services costs and other operating expenses into selling, general and administrative expenses on the unaudited pro forma combined statement of operations’, (ii) a $19.4 million reclassification of due from affiliates into accounts receivable, net on the unaudited pro forma combined balance sheet and (iii) a $13.1 million reclassification of accrued liabilities into accrued compensation and employee benefits and deferred revenue on the unaudited pro forma combined balance sheet.

Note 4. Pro Forma Adjustments

Adjustments included in the column labeled “Transaction Accounting Adjustments” in the pro forma balance sheet is as follows:
(a)    Reflects the $168.0 million of proceeds from issue of Series A Preferred Stock, net of issuance costs and $255.2 million of incremental long term debt, net of issuance costs which are partially offset by the $387.8 million of cash paid to the Magellan Entities for the acquisition of Magellan Specialty Health.
(b)    Removal of accounts receivable from Magellan Specialty Health which was settled prior to closing of the transaction.
(c)    Adjustment for amounts that did not meet the definition of assets or liabilities for Evolent to be recognized on the balance sheet.
(d)    Reflects the removal of capitalized software, which has been replaced by a developed technology intangible, and write off of property and equipment totaling $6.8 million. The combined depreciation expense removed for both capitalized software and property and equipment was $3.3 million.
(e)    Reflects the removal of historical intangible assets and addition of identifiable intangible assets based on management’s fair valuation. Estimated useful lives are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. The following is a summary of identifiable intangible assets acquired and the related expected lives for the finite-lived intangible assets (in thousands):

Category	Estimated life in years	Fair value (in thousands)
Customer relationships	15	$345,100
Technology	5	50,700
Corporate trade name	2	8,200
Total identifiable intangible assets		$404,000

(f)    To record the preliminary fair value of goodwill resulting from the excess of consideration paid over the valuation of the net assets acquired as if the acquisition occurred as of September 30, 2022. The amount of goodwill recognized in purchase price accounting as of the acquisition closing date differs from amount shown here due to changes in certain current asset and liability balances. Goodwill resulting from the acquisition is not amortized and will be assessed for impairment at least annually.
(g)    Represents nonrecurring transaction costs of $5.5 million incurred after September 30, 2022.
(h)    Reflects the net proceeds of $255.2 million from incremental term loan facility and revolving facility of $240.0 million and $25.0 million, respectively, net of debt issuance costs of $9.8 million. These incremental loans were treated as a modification to the existing loans.
(i)    Reflects the adjustment to record a $66.6 million liability related to the fair value of the earn-out amount of contingent consideration that will be paid to the Magellan Entities if the acquired business meets the specified targets. The fair value of the earn-out is based on a range of estimated probability of revenue scenarios. The fair value of the earn-out was determined using an option pricing method and specifically a Monte Carlo simulation analysis under the income approach.

(j)    Reflects the adjustment to the amount that the Company must pay to certain investors with whom it entered into the Tax Receivables Agreement (the “TRA”). The TRA provides for the payment by the Company to these investors of 85% of the amount of the tax benefits, if any, that the Company is deemed to realize because of increases in tax basis related to exchanges of Class B common units as well as tax benefits attributable to the future utilization of pre-IPO NOLs. The Company removed its valuation allowance of $65.3 million as a result of deferred tax liabilities established as part of the acquisition. In connection with the valuation allowance removal, the Company has recorded an additional TRA liability of $70.3 million (making a total TRA liability to $113.1 million) as of September 30, 2022. The additional liability gave rise to additional future tax-deducted goodwill, which reduced deferred tax liabilities by $19.1 million. This resulted in a net adjustment to retained earnings of $14.2 million (decrease in deferred tax liabilities of $84.4 million, offset by recognition of $70.3 million of TRA liability). For purposes of presentation in the pro forma income statement, the change in TRA of $42.9 million was removed for the nine months ending September 30, 2022 and the full $113.1 million change was recorded for the year ended December 31, 2021 pro forma file as Amendment No. 1 on Form 8K/A.
(k)    Represents an adjustment to deferred tax liabilities of $103.1 million for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated statutory rate of 26%). These adjustments are based on estimates of the fair value of Magellan Specialty Health's assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by Evolent's management, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.
(l)    Reflects the impact of $175.0 million from issuance of Series A Preferred Stock, offset in part by 4% issuance costs of $7.0 million. The Series A Preferred Stock has a liquidation preference over the Company’s common shares, with an aggregate initial liquidation preference of $175.0 million. The Series A Preferred Stock are classified as temporary equity.
(m)    Reflects the issuance of new common stock of $261.3 million (8,474,576 Class A Shares at a closing issuance price of $30.83) with par value of $0.01.
(n)    Reflects the elimination of Magellan Specialty Health’s historical equity balance of $151.6 million.
(o)    To remove historical amortization of the intangible assets and the recording of the pro forma amortization expense related to the identifiable intangible assets resulting from a fair valuation as if the acquisition occurred on January 1, 2021, based on preliminary estimates of the fair values of such assets and their useful lives.

For the Nine Months Ended September 30, 2022
Removal of historical amortization expense	$(117)
Pro forma amortization expense	27,935
Pro forma adjustment for amortization expense	$27,818

(p)    To remove historical interest expense on debt and its related amortization of deferred financing costs and recording of the pro forma interest expense and amortization of related debt issuance costs.

For the Nine Months Ended September 30, 2022
Removal of historical interest expense	$(2,926)
Pro forma interest expense	41,747
Pro forma adjustment	38,821

Removal of historical amortization of deferred financing costs	(145)
Pro forma amortization of deferred financing costs	1,872
Pro forma adjustment	1,727
Total pro forma adjustment	$40,548

Interest expense was calculated to be 11.5% (Adjusted Term SOFR Rate of 5.3% on September 25, 2023 plus 6.2%) and 9.5% (Adjusted Term SOFR Rate of 4.6% on September 25, 2023 plus 4.2%) for the term loan and revolver loan, respectively. Assuming an increase in interest rates on the existing and incremental long term debt of 1/8%, pro forma interest would increase by $0.5 million for the nine months ended September 30, 2022.
(q)    Reflects an estimated income tax impact of the pro forma adjustments from the acquisition at a forecasted blended statutory tax rate of 26%. The pro forma income tax adjustments included in the pro forma statements of operations reflect the income tax effects of the transaction accounting adjustments presented, in addition to adjustments related to the release of Evolent's valuation allowance of $47.1 million. As a result of Evolent's release of the valuation allowance, income tax expense was calculated as 26% of its loss, excluding permanent items. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the acquisition.
(r)    Reflects an estimated dividend and accretion on the Company's $175.0 million of Series A Preferred Stock sold to Ares Capital Corporation. The dividends on Series A Preferred Stock were calculated to be 11.5% (Adjusted Term SOFR Rate of 5.3% on September 25, 2023 plus 6.2%). Accretion was calculated based on the redemption feature of 150% of the liquidation preference using the effective interest rate over a period of six years.

(s)    The pro forma adjustments on Evolent common stock and basic and diluted earnings per share are summarized below:

For the Nine Months Ended September 30, 2022
Numerator
Basic and diluted combined pro forma net loss attributable to common shareholders of Evolent Health, Inc.	$(47,193)
Denominator
Historical basic and diluted weighted average Evolent shares outstanding	91,643
Shares of Evolent common stock issued	8,475
Pro forma basic and diluted weighted average Evolent shares outstanding	100,118
Pro forma basic and diluted loss per share attributable to common shareholders of Evolent Health, Inc.	$(0.47)